Exhibit 99.01

Press Release

NortonLifeLock Appoints Eric K. Brandt to its Board of Directors

TEMPE, Ariz. – February 26, 2020 – NortonLifeLock (NASDAQ: NLOK), a global leader in consumer Cyber Safety, today announced that Eric K. Brandt has joined its Board of Directors (the “Board”). Brandt will serve as a member of the Board and the Board’s Audit Committee effective immediately.

“I’m pleased to welcome Eric to the NortonLifeLock Board. His deep experience and proven track record of operational and financial excellence in technology is invaluable” said Frank Dangeard, chairman of the board.

“It is an exciting time at NortonLifeLock as we continue to transform into the pure-play leader in consumer Cyber Safety” added Vincent Pilette, chief executive officer. “Eric’s expertise will be a tremendous asset as we continue to focus on driving sustainable growth and fulfilling our ambition to protect everyone’s digital life.”

About Eric K. Brandt

Mr. Brandt served as the Executive Vice President and Chief Financial Officer of Broadcom Corporation, a global supplier of semiconductor devices, from February 2010 until February 2016, and he served as its Senior Vice President and Chief Financial Officer from March 2007 until February 2010. From September 2005 until March 2007, Mr. Brandt served as Chief Executive Officer & President, member of the Board of Avanir Pharmaceuticals, Inc. Beginning in 1999, he held various positions at Allergan, Inc., a global specialty pharmaceutical company, including Executive Vice President of Finance and Technical Operations and Chief Financial Officer. Prior to joining Allergan, Mr. Brandt spent ten years with The Boston Consulting Group, a privately-held global business consulting firm, most recently serving as Vice President and Partner.

Mr. Brandt serves as the Chairman of the Board of Directors of Dentsply Sirona Inc., a dental product solutions company, and as a member of the Board of Directors of LAM Research Corporation, a semiconductor equipment company, and The Macerich Company, a real estate investment trust. Mr. Brandt also currently serves as a member of the Georgia Tech President’s Advisory Board. Mr. Brandt earned an M.B.A. degree from the Harvard Graduate School of Business and a B.S. degree in chemical engineering from the Massachusetts Institute of Technology.

About NortonLifeLock

NortonLifeLock Inc. (NASDAQ: NLOK) is a global leader in consumer Cyber Safety. NortonLifeLock is dedicated to helping secure the devices, identities, online privacy, and home and family needs of nearly 50 million consumers, providing them with a trusted ally in a complex digital world. For more information, please visit www.NortonLifeLock.com.

MEDIA CONTACT:
Spring Harris
NortonLifeLock Inc.
(650) 527-0742
press@nortonlifelock.com

INVESTOR CONTACT
Soohwan Kim, CFA
NortonLifeLock Inc.
(650) 527-8020
ir@nortonlifelock.com